Exhibit 99.1

Venaxis, Inc.
Call Script
Tuesday April 7, 2015, 4:30 PM ET

Jed Mahan

Thank you, operator, and thank you all for joining us this afternoon. I am Jed Mahan, Investor Relations Manager for Venaxis.  On today’s call, Steve Lundy, President and Chief Executive Officer of Venaxis, will provide an overview of the company’s recent activities.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with this company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2014, which Venaxis filed on March 30, 2015.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Tuesday April 7, 2015.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call over to Steve Lundy.

Steve Lundy

Thanks Jed. Hello everyone, and thank you for joining us. We will be providing updates on our key business activities, including the following:

1.	Recent evaluation of potential options for seeking FDA clearance of the APPY1 Test including our filing of a pre-submission package.
2.	European APPY1 Test commercial developments and activities.
3.	Progress and development activities on the APPY2 next generation product.
4.	Other corporate activities.

Regarding our regulatory strategy for the APPY1 product, on our last investor update, following receipt of the decision letter from FDA, we informed you that we were considering several options related to our approach to the FDA.  Since that update, we have continued to evaluate possible options and this evaluation has included discussions and analysis with a number of clinicians and advisors. During that period, we also identified and retained the services of an advisor new to Venaxis who spent nearly a dozen years as a senior scientific reviewer within the Office of In-Vitro Diagnostics within the FDA.  We have worked very closely with our advisors to consider all of our options to determine possible paths forward.

After careful consideration, analysis and discussions since our last investor update, we have decided to move forward in our attempt to obtain regulatory clearance of the APPY1 Test by revising the product labeling for the indications of use. On April 6, we sent pre-submission materials for the APPY1 Test to the FDA including a comprehensive package of data designed to support a revised indications for use.

The revised indications for use statement calls for the APPY1 Test to be ordered on patients where the physician is considering using imaging to aid in the diagnosis of acute appendicitis in order to avoid high-risk imaging methods in favor of ultrasound, when a “Low Probability of AA” APPY1 Test result is obtained.   We believe this revised Indications for use statement minimizes the risk that a patient with appendicitis will be discharged on the basis of a “Low Probability for AA” APPY1 Test result alone, thereby addressing a principal concern articulated by the FDA.  In our pivotal clinical trial, the combined performance of the APPY1 Test with ultrasound, resulted in a negative predictive value of greater than 99% in patients for whom acute appendicitis was one differential diagnosis being considered.

The net result of this revised labeling is that if the emergency department clinician correctly follows our indications for use instructions, a patient would not be sent home on the basis of a “Low Probability for AA” APPY1 Test result alone, but only in conjunction with the completion of ultrasound or other clinical evaluation. We believe such a focused indication for use also continues to support one of primary goals of the APPY1 Test - to reduce the number of unnecessary CT scans in this sometimes difficult diagnostic setting.

While we have sent this pre-submission package to the FDA for its review and consideration, I must caution investors that we cannot predict what the outcome of this process will be, especially considering that the FDA did not agree with our benefit-risk performance assessment of the APPY1 Test following our original submission, and subsequent response to their AI letter. We have no assurance that this revised path will be sufficient to have the APPY1 Test cleared for marketing in the US.   We have requested an in person meeting to discuss the pre-submission package and hope to have this meeting within 90 days.

Turning to our European commercial activities, as previously reported our distribution partner Laboratorios Rubio, has been conducting studies and product evaluations in Spain in order to prepare the market for product launch.  Many of those studies and product evaluations are now concluding and the data from the studies are being analyzed by the lead investigators in the participating hospitals. It should be noted that the 2015 market development plan agreed upon by Rubio and Venaxis includes activities at 17 top hospitals in key cities in Spain.  Based on our discussions with several of these investigators, it appears the initial results of the studies are being received quite favorably and interest for the APPY1 Test in Spain is growing. Summaries of the results of the studies will be presented at a leading emergency medicine conference in Spain this summer.  Based on recent conversations with Rubio, the anticipated positive reaction from this emergency medicine conference is expected to help accelerate sales efforts in Spain leading to positive momentum in the second half of the year. Needless to say, we are pleased, and we believe the market development investment in Spain can become the model for other European countries.

We also have executed distribution agreements in place covering France and Benelux and are working to do the same in other key markets.  We plan to go through the same market development process in those countries as we have conducted in Spain, including identification of key opinion leaders, conducting required studies and preparing a comprehensive launch plan.

I believe it is important to emphasize that we continue to execute our plan in Europe with a strategy which involves primary engagement and investment on the part of our distribution partners and low investment in cash and resources on the part of Venaxis.

Now I would like to turn our attention to our progress on the APPY2 development program.  We are well advanced on our protein biomarker discovery efforts which has yielded a potential set of biomarkers demonstrating significant improved performance over the current APPY1 Test. The data analyzed to date looks impressive.  We have now entered into the next phase of product development where we are developing assays which can be run on a standard laboratory format with consistent and repeatable performance.  We are pleased to report that this phase of product development is progressing well and is expected to be complete by the end of the second quarter 2015.  At that point, we will be ready to consider options in the development process for placing the APPY2 assay on the instrument platform of a potential partner.  We have identified several potential partners whose platform’s performance, capabilities and business models appear to meet our criteria. We have not yet advanced into negotiations on a deal with a potential platform partner (or partners); however we continue to conduct constructive discussions with a number of potential partners.

As a final point, I would now like to share some thoughts on our go forward corporate path in light of our recent regulatory challenges on the APPY1 Test.  We have envisioned the future success of Venaxis as a fully integrated in vitro diagnostics company, able to offer physician and laboratory customers high value diagnostic tests along with an instrument platform on which to run those tests.  The plan was based on successful introduction of the APPY1 Test, followed by APPY2.  We believe clearance of the APPY1 Test could have enabled Venaxis to pursue such a strategy, and acquire and develop other assets to help us build a significant business.

The vision of providing this solution to customers has not changed. However, given the recent challenges facing clearance of an APPY1 Test in the U.S., combined with possible timeline considerations, we are evaluating broader strategic options and opportunities for the Company. Given the current regulatory uncertainties around the APPY1 Test, we believe it makes sense to consider the identification and potential acquisition of other assets to increase the likelihood of successfully executing such plan.  We believe the result over time, in terms of value to our customers and, of course, investors may be similar, but the path may be different.  We further believe this approach potentially helps mitigate risk, especially on the regulatory front, and could provide a faster route to market.

In the coming months, we will evaluate the options available to add breadth to our product opportunities while continuing to consider a path to successfully commercialize the APPY1 Test and APPY2.

I want to assure our investors that we continue to monitor and reduce our current expense levels and also remind you that we currently have a cash balance of approximately $22 million as of the end of the first quarter 2015.

That concludes my prepared remarks and I look forward to taking your questions.  Thank you. I will turn the call back to the operator for instructions to take your questions.

[Q&A]

Conclusion

Thanks everyone and we appreciate your continued support for Venaxis.